Exhibit 99.1

TEN Holdings Inc. Reports First Quarter 2025 Financial Results

LANGHORNE, Pa., May 20, 2025 /PRNewswire/ -- TEN Holdings, Inc. (Nasdaq: XHLD) (“TEN Holdings” or the “Company”), a provider of event planning, production, and broadcasting services, today announced its first quarter 2025 financial results for the period ending March 31, 2025.

Management Commentary

“During the first quarter of 2025, the Company continued to execute its business strategies and lay the groundwork for future growth. Due to the progress we’ve achieved in building our business infrastructure, we now expect to be in a better position to achieve key objectives such as strengthening our customer relationships, increasing our investment in digital marketing, and expanding our sales team. We believe we are also better equipped to perform the R&D that will enable us to introduce additional interactive and data analytics features to our proprietary Xyvid Pro Platform, to further develop and integrate our PaaS model and increase recurring revenue, and to add conversational artificial intelligence to upgrade our offerings.

In addition, we believe we are better positioned to possibly invest in, partner with, and acquire appropriate businesses that offer complementary and strategic advantages to enhance our overall competitiveness and growth.

These steps, we believe, will provide us with the competitive advantages, margin expansion, customer growth, diversification, and predictable cash flow generation that we anticipate will drive revenue growth and bottom-line improvements going forward.” commented TEN Holdings’ Chief Executive Officer, Randy Jones.

Financial Results

●	The Company reported total revenue of $739,000 for the first quarter of 2025, a decrease of $389,000, or 34.5%, from revenue of $1,128,000 in the first quarter of 2024. The decrease in revenue was due to the following factors:

a.)	Revenues from Delivered events – Virtual and Hybrid events business segment decreased by $368,000, mainly due to an event series with the Company’s largest customer that took place in the first quarter of 2024 and repeats every other year.

b.)	Revenue from Delivered events – Physical events business segment decreased by $21,000, mainly due to two customer events from the first quarter of 2024 that did not repeat in the first quarter of 2025.

•	Cost of revenue in the first quarter of 2025 decreased by $97,000, or 34.3%, over the same period last year, to $186,000, reflecting the lower direct costs associated with the lower corresponding revenue.

•	Gross profit margin for the first quarter of 2025 was nearly unchanged at 74.8% compared to 74.9% in first quarter of 2024.

•	Selling, general and administrative expenses increased by $3,960,000, or 328.4%, to $5,166,000, mainly due to the recognition of stock compensation expense of $3,512,000 in connection with the vesting of employee stock options from the IPO, marketing expenses from brand and performance-related expenditure, and increased payroll expenses.

•	Interest expense was $69,000 in the first quarter of 2025 compared to $26,000 in the first quarter of 2024.
•	Net loss for the first quarter of 2025 was $4,836,000, or $(.18) per share, compared to a net loss of $405,000, or $(.02) per share, in the first quarter of 2024. The increase in net loss was due primarily to the rise in SG&A expenses in the first quarter of 2025 compared to the first quarter of 2024.

●	Non-GAAP loss for the first quarter of 2025, which excludes stock-based compensation expense, was $1,324,000, or ($.05) per share, compared to a non-GAAP loss of $405,000, or ($.02) per share, in the first quarter of the previous year.

•	Weighted average number of common shares outstanding was 27,058,113 for the first quarter of 2025 and 25,000,000 for the first quarter of 2024.

Selected Balance Sheet and Cash Flow Results

●	As of March 31, 2025, the Company had total cash and cash equivalents of $247,000 compared to $48,000 on December 31, 2024.

●	Net cash used in operating activities increased from $581,000 in the first quarter of 2024 to $6,785,000 in the first quarter of 2025.
●	Net cash used in investing activities, comprised mostly of the purchase of capitalized internal-use software, was $273,000 in the first quarter of 2025 compared to $269,000 in the same quarter a year ago.

Company Outlook

●	The Company expects to continue the implementation of a go-to-market strategy with investments in a new sales executive, realignment of its sales force, and digital advertising campaigns to drive engagement.

●	The Company plans to focus on recurring revenue streams through the further development of the platform-as-a-service (PaaS) model.

●	The Company aims to enhance the proprietary Xyvid Pro Platform by continuously introducing interactive features to boost attendee engagement, integrating advanced data analytics, and improving the platform’s scalability and flexibility.

●	The Company plans to identify, invest in, partner with, and acquire appropriate businesses that offer complementary and strategic advantages to enhance overall competitiveness and growth.

About TEN Holdings, Inc.

The Company is a provider of event planning, production, and broadcasting services headquartered in Pennsylvania. The Company mainly produces virtual and hybrid events and physical events. Virtual and hybrid events involve virtual and hybrid event planning, production and broadcasting services, and continuing education services, all of which are supported by the Company’s proprietary Xyvid Pro Platform. Physical events mainly involve live streaming and video recording of physical events. To learn more, visit www.tenholdingsinc.com.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties related to market conditions and other factors discussed in the “Risk Factors” section of the Company’s registration statement filed with the U.S. Securities and Exchange Commission (the “SEC”) and its other SEC filings. For these reasons, among others, investors are cautioned not to place undue reliance upon any forward-looking statements in this press release. Any forward-looking statements contained in this press release speak only as of the date hereof, and TEN Holdings, Inc. specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

For more information, please contact:

Investor Relations Contact:

Erica Scudilla

Email: hello@tenholdingsinc.com

Investor Relations Inquiries:

Skyline Corporate Communications Group, LLC

Scott Powell, President

1177 Avenue of the Americas, 5th Floor

New York, New York 10036

Office: (646) 893-5835

Email: info@skylineccg.com